EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of July 6, 2026 (the “Effective Date”), by and between:

Argent Biopharma Limited (ACN 637 530 498), a company organized and existing under the laws of the Commonwealth of Australia, listed on the Australian Securities Exchange (ASX: RGT), with its principal office at ___________ (“Licensor” or “RGT”); and

Splash Beverage Group, Inc., a corporation duly organized and existing under the laws of the State of Nevada, listed on NYSEA (NYSE American: SBEV), with its principal office at ___________ (“Licensee” or “SBEV”).

RGT and SBEV are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.       RGT is a clinical-stage biopharmaceutical company engaged in the research, development, and commercialization of nano-engineered therapeutics targeting immune dysregulation in drug-resistant epilepsy and cytokine-driven inflammatory disorders.

B.       RGT has developed CannEpil®, a proprietary pharmaceutical-grade compounded isolated cannabinoid formulation comprising two isolated cannabinoids-cannabidiol (“CBD”) and tetrahydrocannabinol (“THC”) - each dissolved in a liquid solution and manufactured by RGT under European Union Good Manufacturing Practice (“EU-GMP”) standards. CannEpil® is intended as an adjunctive therapy for drug-resistant epilepsy (also known as refractory epilepsy), a condition that affects approximately thirty percent (30%) of all epilepsy patients and represents a major unmet medical need.

C.       CannEpil® is currently accessible for prescription in Ireland, the United Kingdom, Germany, and other markets worldwide. In 2024, CannEpil® was assigned an Investigational New Drug (“IND”) number by the U.S. Food and Drug Administration (“FDA”), positioning CannEpil® for potential entry into the U.S. market.

D.       RGT desires to grant SBEV an exclusive license to develop, commercialize, distribute, and sell the Licensed Product (as defined below) in the Territory (as defined below), and SBEV desires to obtain such license, on the terms and conditions set forth herein.

E.       As part of the consideration for this Agreement, Mercer Street Global Opportunity Fund, LLC (“Mercer Street”), RGT’s senior secured creditor, will forgive $5,521,432 of RGT-issued convertible notes held by Mercer Street, and in exchange therefor, SBEV will issue to Mercer Street preferred equity (series to be designated in accordance with applicable securities laws and NYSEA listing requirements) with an aggregate stated value equal to $5,500,000 (the “Debt Exchange”).

F.       In further consideration of the license granted herein, RGT will receive a royalty as set forth in Article 4 herein.

G.       As part of the transactions contemplated herein, C/M Capital Partners, LP (“C/M Capital”) or an affiliate thereof will invest a minimum of One Million U.S. Dollars ($1,000,000) into SBEV to support the commercialization of the Licensed Product.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below. Capitalized terms used but not defined in this Article 1 shall have the meanings ascribed to them elsewhere in this Agreement.

1.1. “Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of securities, by contract, or otherwise.

1.2. “Applicable Laws” means all applicable federal, state, local, and foreign laws, statutes, ordinances, rules, regulations, guidance documents, orders, judgments, decrees, and directives of any Governmental Authority, including without limitation the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the Securities Act of 1933, the Securities Exchange Act of 1934, and all rules and regulations promulgated thereunder.

1.3. “cGMP” means the current Good Manufacturing Practice regulations as promulgated by the FDA under 21 C.F.R. Parts 210 and 211, as amended from time to time, and the equivalent thereof in other jurisdictions within the Territory, including EU-GMP.

1.4. “Change of Control” means, with respect to a Party: (a) the acquisition by any Person or group of Persons (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the outstanding voting securities of such Party; (b) the consummation of a merger, consolidation, reorganization, or similar transaction involving such Party, unless the holders of the voting securities of such Party immediately prior to such transaction hold more than fifty percent (50%) of the voting securities of the surviving or resulting entity immediately following such transaction; or (c) the sale, transfer, or other disposition of all or substantially all of the assets of such Party to a third party.

1.5. “Commercially Reasonable Efforts” means, with respect to a Party’s obligation to develop, obtain Regulatory Approval for, or commercialize the Licensed Product, the level of effort and resources that a similarly situated pharmaceutical or biopharmaceutical company would devote to a product at a similar stage of development or commercialization and with similar market potential, taking into account all relevant factors, including: (a) the product’s proprietary position and patent coverage; (b) the regulatory environment and status; (c) the competitive landscape; (d) the anticipated profitability and return on investment; (e) technical, scientific, and medical factors; and (f) the safety and efficacy profile.

1.6. “Competing Product” means any pharmaceutical product (other than the Licensed Product) containing one or more cannabinoid active ingredients and indicated for the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, or related neurological conditions in humans that fall within the Field.

1.7. “Confidential Information” means all non-public, proprietary, or confidential information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether disclosed orally, in writing, electronically, or by any other means, including without limitation: (a) technical data, trade secrets, know-how, formulations, compositions, processes, and manufacturing information; (b) research, development, clinical, and preclinical data, including, without limitation, all information contained in or derived from the Data Package; (c) business plans, strategies, financial information, pricing, customer lists, and marketing plans; (d) the terms and conditions of this Agreement; (e) all regulatory submissions, correspondence, approvals, INDs, NDAs, and related filings, whether prepared by or on behalf of either Party; (f) all information disclosed to SBEV by any sublicensee in connection with the exercise of the licensed rights; and (g) any other information that is marked as “confidential” or “proprietary” at the time of disclosure, or that a reasonable person would understand to be confidential given the nature of the information and the circumstances of disclosure. For the avoidance of doubt: (i) information that constitutes a trade secret under applicable law shall be protected as such indefinitely for so long as such information is considered a trade secret under applicable law and shall not be subject to any time-limited confidentiality obligation; (ii) the Receiving Party shall not use any Confidential Information of the Disclosing Party retained in the unaided memory of the Receiving Party’s personnel for any purpose that would otherwise constitute a breach of this Agreement; and (iii) each Receiving Party shall maintain and protect all Confidential Information of the Disclosing Party using no less than industry-standard technical and organizational security measures (including access controls, encryption, and audit logging), and in no event less than the same degree of care used to protect its own most sensitive confidential information.

1.8. “Data Package” means all preclinical data, clinical data, toxicology data, pharmacokinetic data, manufacturing data, stability data, regulatory correspondence, and other scientific and technical information in RGT’s possession or control relating to the Licensed Product as of the Effective Date.

1.9. “Field” means the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy.

1.10. “First Commercial Sale” means the first bona fide, arm’s-length sale of the Licensed Product by SBEV, any of its Affiliates, or any of its or their sublicensees to a third party in any country within the Territory following receipt of the applicable Regulatory Approval in such country.

1.11. “Force Majeure Event” means any event beyond a Party’s reasonable control, including natural disasters, war, terrorism, government actions, labor disputes, pandemics, or supply chain disruptions.

1.12. “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency, authority, bureau, commission, department, official, or instrumentality of any such government or political subdivision, or any court, tribunal, or arbitrator of competent jurisdiction, or any self-regulatory organization.

1.13. “IND” means an Investigational New Drug application filed with the FDA under 21 C.F.R. Part 312, including any supplements or amendments thereto, or the foreign equivalent thereof in any country within the Territory.

1.14. “Intellectual Property” means, collectively: (a) all Patents; (b) all Trademarks; (c) all Know-How; (d) all copyrights, mask works, and design rights; (e) all regulatory filings, submissions, and approvals; and (f) all other intellectual property and proprietary rights of any kind or nature, in each case, that are owned by or licensed to RGT and that relate to, cover, or are used or useful in connection with the Licensed Product, whether now existing or hereafter created or acquired during the Term.

1.15. “Know-How” means all trade secrets, unpatented inventions, data (including preclinical data, clinical data, pharmacological data, toxicological data, pharmacokinetic data, and chemical and manufacturing data), formulas, compositions, processes, techniques, methods, protocols, specifications, information, and results, whether or not patentable, that are owned or controlled by RGT and that relate to the Licensed Product.

1.16. “Licensed Product” means the pharmaceutical product marketed under the brand name CannEpil®, comprising RGT’s proprietary compounded isolated cannabinoid formulation of CBD and THC isolates in a liquid solution, manufactured by RGT or its designee under EU-GMP standards as described in the Recitals, together with: (a) any improvements, line extensions, dosage form modifications, or reformulations thereof developed by or on behalf of RGT during the Term; and (b) any next-generation formulations incorporating RGT’s proprietary nano-engineered delivery technologies, in each case for use in the Field.

1.17. “Major Market” means each of the United States, Canada, the European Union, Japan, Australia, and China.

1.18. “NDA” means a New Drug Application submitted to the FDA pursuant to 21 U.S.C. § 355 and 21 C.F.R. Part 314, or any equivalent application for Regulatory Approval submitted to a Governmental Authority in any jurisdiction within the Territory.

1.19. “NYSEA” means NYSE American LLC, the national securities exchange operated by NYSE Group, Inc.

1.20. “Net Revenue” means the gross amounts actually received by SBEV, its Affiliates, or their respective sublicensees for sales of the Licensed Product in the Territory to unaffiliated third parties in bona fide, arm’s-length transactions, less the following deductions to the extent actually incurred, allowed, accrued, or specifically allocated to the Licensed Product in accordance with Generally Accepted Accounting Principles as used in the United States (“GAAP”) consistently applied: (a) normal and customary trade, cash, and quantity discounts; (b) government-mandated and managed care rebates, chargebacks, and retroactive price reductions; (c) credits, allowances, and refunds for rejected, returned, damaged, or recalled product; (d) freight, shipping, insurance, and distribution charges separately stated on invoices; (e) customs duties and governmental import/export charges; (f) sales, use, excise, and value-added taxes directly imposed on the sale and not recovered; and (g) amounts written off as uncollectible in accordance with GAAP after commercially reasonable collection efforts. For clarity, deductions shall not be duplicated, and no single item shall be deducted under more than one category. Transfer prices between SBEV and its Affiliates shall not be included in Net Revenue; only the end sale to an unaffiliated third party shall be counted.

1.21. “Patents” means all patents and patent applications (including provisional applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, inter partes reviews, and extensions) that are owned or controlled by RGT and that claim or cover the composition of matter, formulation, method of manufacture, or method of use of the Licensed Product.

1.22. “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, Governmental Authority, or other entity.

1.23. “Regulatory Approval” means any and all approvals, authorizations, registrations, licenses, clearances, and permits granted by any Governmental Authority in any country within the Territory that are necessary or required for the development, manufacture, use, storage, importation, exportation, transport, marketing, promotion, distribution, offer for sale, sale, or commercialization of the Licensed Product in such country, including any pricing or reimbursement approvals.

1.24. “Regulatory Authority” means the FDA, the U.S. Drug Enforcement Administration (the “DEA”), and any other Governmental Authority in any country within the Territory that is responsible for granting Regulatory Approvals for the Licensed Product.

1.25. “Representatives” means, with respect to a Party, such Party’s directors, officers, employees, agents, consultants, advisors, accountants, and legal counsel.

1.26. “Sell-Off Period” means the one hundred eighty (180) day period following termination of this Agreement during which SBEV may sell existing finished inventory of the Licensed Product pursuant to Section 9.7(f).

1.27. “Specifications” means the detailed specifications for the Licensed Product, including all quality control standards, analytical methods, stability requirements, packaging requirements, and labeling requirements, as set forth in Schedule A attached hereto, as may be amended from time to time by mutual written agreement of the Parties.

1.28. “Term” means the period commencing on the Effective Date and continuing until this Agreement is terminated in accordance with Article 9.

1.29. “Territory” means all countries and jurisdictions worldwide.

1.30. “Trademarks” means the registered and unregistered trademarks, trade names, service marks, logos, and trade dress owned by RGT and used in connection with the Licensed Product, including without limitation the CannEpil® mark and all associated goodwill.

1.31. “Royalty” means the running royalty payment calculated as a percentage of Net Revenue, payable by SBEV to RGT pursuant to Section 4.2. For the avoidance of doubt, the Royalty shall be calculated solely on Net Revenue from sales of the Licensed Product to unaffiliated third parties, and shall not include or be calculated on (a) any sublicensing fees, milestone payments, or non-sales-based income received by SBEV from sublicensees, (b) revenue from services ancillary to the Licensed Product, or (c) any amounts attributable to combination products that are not the Licensed Product, unless otherwise expressly agreed in writing.

ARTICLE 2 - GRANT OF LICENSE

2.1. Exclusive License Grant. Subject to the terms and conditions of this Agreement, RGT hereby grants to SBEV an exclusive (even as to RGT within the Territory), royalty-bearing license, with the right to sublicense in accordance with Section 2.3, under the Intellectual Property to develop, have developed, use, reproduce, prepare derivative works based upon, display, import, export, market, promote, distribute, offer for sale, sell, and otherwise commercialize the Licensed Product in the Field in the Territory during the Term.

2.2. Scope of Exclusivity. During the Term, RGT shall not, and shall cause its Affiliates not to, directly or indirectly: (a) market, distribute, sell, or otherwise commercialize the Licensed Product in the Field in the Territory (other than manufacturing pursuant to Section 5.9); or (b) grant any other Person a license or other rights to the Intellectual Property for the marketing, distribution, or sale of the Licensed Product in the Field in the Territory.

2.3. Sublicensing. SBEV may grant sublicenses under Section 2.1 to its Affiliates without RGT’s prior consent. SBEV may grant sublicenses to third parties with RGT’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Each sublicense shall be in writing and consistent with this Agreement, SBEV shall provide RGT with a copy of each executed sublicense within thirty (30) days of execution, and SBEV shall remain primarily responsible for all obligations under this Agreement. No sublicense shall relieve SBEV of any obligations hereunder.

2.4. Retained Rights. RGT retains: (a) all rights to the Licensed Product outside the Field worldwide, provided that RGT shall not exercise such rights in any manner that competes with, diminishes, or materially interferes with SBEV’s exercise of the licensed rights in the Field; (b) the right to practice the Intellectual Property solely for internal research and development purposes unrelated to commercialization; and (c) the right to manufacture the Licensed Product in accordance with Section 5.9. For the avoidance of doubt, the retained rights in this Section 2.4 do not include any right to market, distribute, sell, promote, or otherwise commercialize the Licensed Product in the Field in the Territory, and RGT shall not grant any third party rights that would conflict with or diminish the exclusivity of the license granted to SBEV hereunder.

2.5. Non-Compete. (a) During the Term, SBEV shall not, and shall cause its Affiliates not to, directly or indirectly develop, manufacture, market, distribute, sell, or otherwise commercialize any Competing Product in the Territory without RGT’s prior written consent; provided, however, that SBEV may acquire an entity that markets a Competing Product if such Competing Product accounts for less than fifteen percent (15%) of the acquired entity’s annual revenue, so long as SBEV divests or discontinues such Competing Product within twelve (12) months of closing. (b) During the Term, RGT shall not, and shall cause its Affiliates not to, directly or indirectly develop (other than pursuant to Section 2.4(b)), market, distribute, sell, license to any third party, or otherwise commercialize any Competing Product in the Territory. (c) For the avoidance of doubt, nothing in this Section 2.5 shall restrict either Party from engaging in any business activities outside the Field, including research, development, or commercialization of products that are not Competing Products.

ARTICLE 3 - CONDITIONS PRECEDENT AND POST-SIGNING COVENANT

3.1. Conditions to Effectiveness. The license granted in Section 2.1 is conditioned upon satisfaction or waiver of each of the following on or prior to the Effective Date:

(a) Debt Exchange. The Debt Exchange shall have been consummated, with Mercer Street forgiving $5,521,432 of RGT-issued convertible notes, which amount constitutes all outstanding obligations of RGT under the Convertible Securities Agreement dated 8 September 2020, the Convertible Securities Agreement dated 28 July 2022, and the General Security Deeds entered into in connection therewith, each between RGT (or its predecessor, MGC Pharmaceuticals Ltd) and Mercer Street (collectively, the “Mercer Street Financing Documents”), and upon consummation of the Debt Exchange, RGT shall be fully and unconditionally released from all obligations under the Mercer Street Financing Documents, and SBEV issuing to Mercer Street preferred equity with an aggregate stated value of $5,500,000.

(b) Board Approvals. Each Party shall have obtained all necessary board and stockholder approvals.

(c) No Material Adverse Effect. No material adverse effect shall have occurred with respect to either Party.

3.2. C/M Capital Investment Covenant. As soon as reasonably practicable, and in any event within 60 days of the Effective Date, C/M Capital shall invest, or shall cause an affiliate to invest, at least One Million U.S. Dollars ($1,000,000) into SBEV to support commercialization of the Licensed Product, which investment shall be in the form and have such terms as are negotiated in good faith and mutually agreed between C/M Capital and SBEV.

ARTICLE 4 - CONSIDERATION AND PAYMENT

4.1. Debt Exchange Consideration. The Parties acknowledge and agree that the Debt Exchange described in Section 3.1(a) constitutes a material component of the consideration for the license granted by RGT to SBEV under this Agreement.

4.2. Running Royalty. SBEV shall pay to RGT a royalty equal to fifteen percent (15%) of Net Revenue (the “Royalty”), for so long as SBEV or any Affiliate or sublicensee sells the Licensed Product in the Territory and the longer of: (a) ten (10) years following the First Commercial Sale in each country; or (b) the expiration of the last-to-expire Patent claiming the Licensed Product in each country. For sales by sublicensees, the Royalty shall be calculated on the Net Revenue received by SBEV from such sublicensee.

4.3. Sales Bonus Payment. Upon SBEV achieving Five Million U.S. Dollars ($5,000,000) in cumulative Net Revenue, SBEV shall pay to C/M Capital a sales bonus of One Million U.S. Dollars ($1,000,000) in preferred equity, cash, or a combination thereof, as mutually agreed in good faith between C/M Capital and SBEV, within thirty (30) days of such achievement.

4.4. Royalty Payment Terms.

(a) Calculation and Payment. Royalties shall be calculated quarterly and paid within thirty (30) days following each quarter-end, together with a written report certified by an authorized officer of SBEV setting forth gross revenues, deductions, Net Revenue, Royalty due, and exchange rates used.

(b) Currency. All payments shall be in U.S. Dollars, with foreign currency converted using Wall Street Journal closing rates for the last business day of each month in the quarter.

(c) Method of Payment. All payments shall be made by wire transfer in immediately available funds to the account(s) designated in writing by RGT from time to time. RGT shall provide SBEV with written wire transfer instructions no later than five (5) business days prior to the first payment due date, and shall provide at least ten (10) business days’ prior written notice of any change to such instructions. SBEV shall not be liable for any misdirected payment made in good-faith reliance on wire instructions provided by RGT in accordance with this Section. Payments directed to Mercer Street shall apply solely to the extent expressly required by Section 3.1(a). Upon request, RGT shall promptly confirm receipt of any wire transfer.

(d) Late Payments. Unpaid amounts shall accrue interest at one and half percent (1.5%) per month or the maximum rate permitted by law, whichever is less.

4.5. Records and Audit Rights. SBEV shall maintain complete and accurate books and records sufficient to verify Net Revenue for three (3) years following the end of the calendar year to which they relate. Upon thirty (30) days’ prior written notice, and no more than once per calendar year, RGT may engage an independent certified public accounting firm of recognized national standing (reasonably acceptable to SBEV) to examine SBEV’s relevant records for the preceding two (2) fiscal years during normal business hours. Prior to any such audit: (i) the auditor shall execute a confidentiality agreement in form and substance reasonably satisfactory to SBEV, containing non-disclosure and non-use obligations at least as restrictive as those in Article 8; (ii) the auditor shall comply with SBEV’s reasonable security policies and site access procedures; and (iii) RGT shall be responsible for any breach of confidentiality or security by the auditor. Audit costs shall be borne by RGT unless an audit reveals an underpayment of ten percent (10%) or more for any annual period, in which case SBEV shall pay the deficiency with interest and reimburse RGT’s reasonable , documented audit costs proportionate to the verified underpayment. All audit information shall be Confidential Information of SBEV and may only be used to verify royalty compliance.

4.6. Taxes. Each Party is responsible for its own taxes. Payments to RGT shall be made without deduction except as required by law, in which case SBEV shall deduct and withhold such taxes, remit them to the appropriate authority, and provide RGT with evidence of payment. RGT shall be entitled to seek refunds or credits for such withheld taxes in its own name.

ARTICLE 5 - DEVELOPMENT AND COMMERCIALIZATION

5.1. Development Diligence. SBEV shall use Commercially Reasonable Efforts to develop and obtain Regulatory Approvals for the Licensed Product, prioritizing the United States. SBEV shall use Commercially Reasonable Efforts to: (a) initiate a Phase I clinical trial within twenty-four (24) months following the Effective Date; (b) initiate a Phase II clinical trial within forty-eight (48) months following the Effective Date; and (c) file an NDA with the FDA within a commercially reasonable time following successful clinical trials. The foregoing timelines shall be extended on a day-for-day basis for any delays caused by Force Majeure Events, actions or omissions of RGT, regulatory requirements imposed by the FDA or other Governmental Authority, or delays in the delivery of the Data Package beyond the sixty (60) day period specified in Section 5.6(a). The Development Plan prepared pursuant to Section 5.2 may include updated timelines based on scientific, regulatory, or commercial developments, and RGT shall give good-faith consideration to such updated timelines before exercising any termination right under Section 9.4.

5.2. Development Plan. Within ninety (90) days following the Effective Date, SBEV shall deliver to RGT a development plan (the “Development Plan”) setting forth activities, timelines, milestones, and budgets for the Licensed Product. The Development Plan shall be updated annually for RGT’s review and comment (provided that the Development Plan shall not require RGT’s approval). SBEV shall provide quarterly written progress reports.

5.3. Commercialization. Following receipt of Regulatory Approval in any country, SBEV shall use Commercially Reasonable Efforts to commercialize the Licensed Product, including launching within twelve (12) months of approval and maintaining an active commercial presence thereafter.

5.4. Commercialization Plan. No later than twelve (12) months prior to anticipated First Commercial Sale in any Major Market (U.S., Canada, EU, Japan, Australia, China), SBEV shall deliver to RGT a commercialization plan (the “Commercialization Plan”) setting forth commercial strategy, pricing, distribution, and projected sales. Commercialization Plans shall be updated annually for RGT’s review and comment (provided that the Commercialization Plan shall not require RGT’s approval).

5.5. Regulatory Compliance. SBEV shall be solely responsible for, and bear all costs of, obtaining and maintaining all Regulatory Approvals necessary for commercialization of the Licensed Product in the Territory, and shall comply with all applicable laws. SBEV shall keep RGT reasonably informed of material regulatory submissions and approvals.

5.6. Technical Assistance and Technology Transfer.

(a) Data Package. Within sixty (60) days following the Effective Date, RGT shall deliver to SBEV the Data Package comprising preclinical, clinical, toxicology, manufacturing, and regulatory data relating to the Licensed Product.

(b) Ongoing Technical Support. RGT shall provide reasonable technical assistance to support SBEV’s development and commercialization efforts at no additional charge for personnel time. SBEV shall reimburse RGT for reasonable out-of-pocket costs (including travel expenses) that are pre-approved in writing by SBEV’s designated representative. RGT shall submit written requests for approval at least ten (10) business days prior to incurring any such expense, describing the proposed activity, estimated cost, and business purpose. SBEV shall respond within five (5) business days, and failure to respond shall not constitute approval. No individual expense exceeding Five Thousand U.S. Dollars ($5,000) shall be incurred without a separate written approval. SBEV shall have no obligation to reimburse unapproved expenses, except that RGT may seek retroactive approval for emergency expenditures within two (2) business days of incurrence. RGT shall submit quarterly reimbursement requests with supporting documentation within thirty (30) days following each quarter-end.

5.7. Pharmacovigilance. (a) Interim Obligations. Pending execution of the Safety Data Exchange Agreement (the “SDEA”), the Parties shall comply with the interim pharmacovigilance obligations set forth in this Section 5.7, including, without limitation, prompt exchange of adverse event information, cooperation in regulatory reporting and safety matters, and allocation of manufacturing-related reporting responsibilities to RGT as set forth herein. The Parties shall negotiate in good faith and execute a detailed SDEA within ninety (90) days after the Effective Date, provided that failure to execute the SDEA within such period shall not relieve either Party of its safety and compliance obligations under this Agreement or under Applicable Laws. (b) Safety Data Exchange Agreement. The SDEA shall be consistent with this Section 5.7 and shall govern the collection, investigation, reporting, and exchange of safety information relating to the Licensed Product, including Individual Case Safety Reports (ICSRs), Periodic Safety Update Reports (PSURs), and Risk Management Plans (“RMPs”). In the event of any conflict between the SDEA and this Agreement, this Agreement shall control. (c) SBEV Reporting Obligations. SBEV, as the marketing authorization holder in the Territory, shall be responsible for all regulatory safety reporting obligations to applicable Regulatory Authorities in the Territory, to the extent based on safety data provided to SBEV by RGT in accordance with subsection (d) below. SBEV’s reporting obligations are expressly conditioned on RGT’s timely and complete discharge of its obligations under subsection (d), and SBEV shall not be liable for any regulatory non-compliance arising solely from RGT’s failure to timely provide required safety data. (d) RGT Manufacturer Reporting Obligations. RGT, as manufacturer, shall be responsible for promptly reporting to SBEV any adverse events, quality complaints, or safety signals arising from manufacturing, quality control testing, or stability studies, within the timelines specified in the SDEA (but in no event more than twenty-four (24) hours for serious adverse events and seventy-two (72) hours for non-serious adverse events). If RGT fails to meet any such reporting timeline, RGT shall: (i) indemnify SBEV for any regulatory fines, penalties, or enforcement actions attributable to such failure; (ii) bear all reasonable costs incurred by SBEV in remedying any resulting regulatory non-compliance; and (iii) be deemed in material breach of this Agreement if such failure is not cured within the applicable cure period under Section 9.2. (e) Global Safety Database. The Parties shall maintain a single global safety database, which shall be owned and maintained by SBEV. RGT shall provide all safety data to SBEV in a format compatible with SBEV’s pharmacovigilance systems, at RGT’s cost. RGT shall not retain or separately maintain any safety database relating to the Licensed Product in the Territory without SBEV’s prior written consent. (f) No Duplicative Reporting. Neither Party shall establish a duplicative regulatory reporting system for the Licensed Product without the other Party’s prior written consent.

5.8. Recalls. SBEV shall be responsible for implementing any recall or withdrawal of the Licensed Product in the Territory at its cost; provided that if such action is caused in whole or in part by a manufacturing defect attributable to RGT, RGT shall bear the reasonable costs to the extent such recall or withdrawal is attributable to RGT’s manufacturing defect.

5.9. Manufacturing. (a) Primary Manufacturing Right. Subject to subsection (b) below, RGT shall have the right to manufacture, or have manufactured through its designees (each of which shall be subject to SBEV’s prior written approval, not to be unreasonably withheld, conditioned, or delayed), all Licensed Product for distribution by SBEV in the Territory. The Parties shall negotiate in good faith and execute a detailed supply agreement and quality agreement within ninety (90) days following the Effective Date, which agreements shall address, among other things, lead times, minimum and maximum order quantities, batch documentation, certificates of analysis, change control procedures, shipping terms, risk of loss, and storage conditions. Pending execution of such agreements, the terms of this Section 5.9 shall govern. RGT warrants that all Licensed Product supplied hereunder shall (I) conform to the Specifications, (II) be manufactured in compliance with cGMP, EU-GMP, and all Applicable Laws, (III) be free from defects in materials and workmanship, and (IV) have no less than seventy-five percent (75%) of its labeled shelf life remaining at the time of delivery. SBEV shall have the right to inspect all delivered Licensed Product and to reject any non-conforming product by written notice within thirty (30) days of delivery, in which case RGT shall, at SBEV’s election, promptly replace such product or issue a full credit. SBEV shall purchase all Licensed Product from RGT or RGT’s designees at prices to be agreed, which prices shall be competitive with prevailing market rates charged by comparable contract manufacturing organizations for similar pharmaceutical products manufactured under EU-GMP standards and shall not exceed RGT’s fully-burdened cost of goods plus a reasonable margin (not to exceed twenty percent (20%)); for the avoidance of doubt, such fully-burdened cost of goods shall include direct production costs (including raw materials, packaging, batch release analysis, and filling), quality assurance, and manufacturing overhead directly attributable to production of the Licensed Product; no labor costs, or other indirect costs shall be included in calculating such margin.. RGT shall maintain adequate manufacturing capacity to fulfill SBEV’s requirements and shall provide reasonable forecasts and delivery schedules. RGT shall maintain at all times a safety stock of Licensed Product equal to at least ninety (90) days of SBEV’s most recent quarterly demand forecast, or such other amount as the Parties may agree in writing. SBEV shall provide RGT with rolling twelve (12) month demand forecasts, updated quarterly, and RGT shall provide delivery schedules and order acknowledgments within ten (10) business days of receipt of each purchase order. SBEV shall submit purchase orders in accordance with minimum order quantities (“MOQs”) to be specified in the supply agreement; provided that such MOQs shall be commercially reasonable and shall not exceed quantities reasonably calculated based on SBEV’s most recent quarterly demand forecast. If SBEV exercises any alternative manufacturing right under this Section 5.9, RGT shall not be obligated to maintain safety stock or manufacturing capacity in excess of the quantities reflected in SBEV’s most recent binding purchase orders placed with RGT, and RGT may adjust future MOQs accordingly upon thirty (30) days’ written notice to SBEV.

(b) Alternative Manufacturing Rights. Notwithstanding subsection (a), SBEV shall have the right, at its sole discretion, to manufacture the Licensed Product itself or through one or more third-party contract manufacturers (each, an “Alternative Manufacturer”) upon the occurrence of any of the following events:

(i) RGT fails to supply conforming product within fifteen (15) days of a confirmed purchase order (or thirty (30) days if RGT provides written notice of the delay and a reasonable remediation plan within five (5) business days of the confirmed purchase order);

(ii) RGT’s manufacturing facility loses its regulatory approvals or cGMP/EU-GMP certification;

(iii) RGT experiences repeated quality failures (defined as two (2) or more batches failing to meet Specifications in any twelve (12) month period);

(iv) RGT is unable to fulfill at least eighty percent (80%) of SBEV’s forecasted demand for two (2) consecutive quarters;

(v) RGT’s pricing exceeds the pricing cap set forth in subsection (a) and RGT fails to cure such excess within thirty (30) days of written notice from SBEV; or

(vi) RGT undergoes a Change of Control or becomes subject to insolvency proceedings.

(b-1) Right of First Refusal. In addition to the rights set forth in subsection (b), if SBEV identifies an Alternative Manufacturer that is able to supply the Licensed Product at a lower fully-burdened cost than RGT’s then-current pricing under subsection (a), SBEV shall provide RGT with written notice thereof, including reasonable documentation of the Alternative Manufacturer’s proposed pricing and terms (a “Competitive Offer Notice”). RGT shall have thirty (30) days from receipt of the Competitive Offer Notice to notify SBEV in writing whether RGT elects to match such pricing and terms. If RGT timely elects to match and thereafter supplies the Licensed Product at or below the pricing and on terms no less favorable than those set forth in the Competitive Offer Notice, SBEV shall continue to purchase the Licensed Product from RGT in accordance with subsection (a) and the applicable MOQs. If RGT fails to deliver a timely matching election, or if RGT delivers a matching election but thereafter fails to supply the Licensed Product at or below the matched pricing or on the matched terms, SBEV may engage the applicable Alternative Manufacturer without being subject to the conditions set forth in subsection (b).

(c) Secondary Manufacturer Qualification. SBEV shall have the right, at any time and at its own cost, to qualify one or more secondary manufacturers as back-up supply sources. RGT shall not unreasonably withhold, condition, or delay its approval of any proposed Alternative Manufacturer, provided that such manufacturer (i) maintains cGMP and/or EU-GMP certification as applicable, (ii) agrees in writing to comply with the Specifications and quality standards set forth in this Agreement, and (iii) executes a confidentiality agreement protecting RGT’s Confidential Information on terms no less restrictive than those set forth in Article 8. RGT’s approval shall be deemed granted if RGT fails to respond within thirty (30) days of receiving SBEV’s written request identifying the proposed Alternative Manufacturer and providing evidence of the foregoing qualifications.

(d) Technology Transfer for Alternative Manufacturing. Upon SBEV’s exercise of any alternative manufacturing right under this Section 5.9, RGT shall, within sixty (60) days of SBEV’s written request: (i) provide SBEV and/or the applicable Alternative Manufacturer with all Know-How, technical information, manufacturing processes, analytical methods, and other information reasonably necessary to manufacture the Licensed Product in accordance with the Specifications; (ii) make RGT’s qualified manufacturing personnel available for consultation and training at reasonable times, at SBEV’s expense for out-of-pocket travel costs; and (iii) grant SBEV and the Alternative Manufacturer access to any third-party contracts, licenses, or supply agreements necessary to manufacture the Licensed Product, or, if such contracts are not assignable, use commercially reasonable efforts to assist SBEV in obtaining equivalent arrangements. RGT shall not charge any technology transfer fee for such assistance, but SBEV shall reimburse RGT’s reasonable, documented out-of-pocket costs incurred in connection with such technology transfer. Notwithstanding SBEV’s exercise of any alternative manufacturing right, RGT shall continue to supply Licensed Product to SBEV in accordance with this Section 5.9 to the extent RGT is able to do so, until such time as SBEV notifies RGT in writing that the Alternative Manufacturer is qualified and operational.

(e) Quality Standards. All Licensed Product manufactured by SBEV or any Alternative Manufacturer shall comply with the Specifications, cGMP, EU-GMP (as applicable), and all Applicable Laws. SBEV shall be responsible for ensuring that any Alternative Manufacturer maintains appropriate quality systems and permits RGT to conduct quality audits of such Alternative Manufacturer’s facilities upon reasonable advance notice (not more than once per calendar year absent cause), at RGT’s expense. SBEV shall have the reciprocal right to conduct quality audits of RGT’s manufacturing facilities (and those of RGT’s designees) upon reasonable advance notice (not more than twice per calendar year absent cause), at SBEV’s expense, and RGT shall cooperate fully with any such audit and promptly remediate any deficiencies identified.

(f) Non-Exclusivity of RGT’s Manufacturing Right. For the avoidance of doubt, RGT’s manufacturing right under this Section 5.9 is non-exclusive, and SBEV’s exercise of any alternative manufacturing right shall not terminate or diminish RGT’s right to continue manufacturing the Licensed Product for SBEV, subject to SBEV’s right to allocate orders among qualified manufacturers in its sole discretion.

ARTICLE 6 - INTELLECTUAL PROPERTY

6.1. Ownership. All Intellectual Property relating to the Licensed Product existing as of the Effective Date is and shall remain the sole property of RGT. Nothing herein transfers any ownership interest to SBEV in RGT’s pre-existing Intellectual Property.

6.2. Improvements.

(a) RGT Improvements. Any improvements relating to the Licensed Product developed solely by RGT shall be RGT’s property and automatically included in the license granted under Section 2.1.

(b) SBEV Improvements. Any improvements relating to the Licensed Product developed solely by SBEV shall be the exclusive property of SBEV, and shall be automatically licensed to RGT on a non-exclusive, royalty-free basis for use outside the Field only, and only following expiration or termination of this Agreement. Any improvements developed jointly by the Parties shall be jointly owned, with each Party having the right to exploit such joint improvements without accounting to the other, subject to the exclusive license granted to SBEV in Section 2.1 within the Field during the Term. All improvements owned or jointly owned by SBEV shall automatically be included in the license granted under Section 2.1.

(b-1) Automatic Inclusion. For the avoidance of doubt, all improvements, whether developed by RGT, SBEV, or jointly, that relate to the Licensed Product in the Field shall be automatically included in the exclusive license granted to SBEV under Section 2.1 without additional consideration. RGT shall not retain or exploit any such improvement (whether owned by RGT or jointly owned) within the Field in the Territory in a manner that competes with or diminishes SBEV’s rights hereunder.

(c) Invention Disclosure. Each Party shall promptly disclose to the other Party any improvements, inventions, or discoveries relating to the Licensed Product made by such Party or its Affiliates, employees, contractors, or agents, and shall cooperate in the preparation and prosecution of any patent applications relating thereto.

6.3. Patent Prosecution. (a) RGT shall have the primary right and responsibility to file, prosecute, maintain, and defend all Patents within the Intellectual Property worldwide at its expense, prioritizing filings in the United States and thereafter in each Major Market. RGT shall consult with SBEV prior to making any material prosecution decisions (including claim scope, office action responses, and abandonment) and shall give due consideration to SBEV’s reasonable comments, provided that RGT shall retain final decision-making authority with respect to Patents it solely owns. (b) RGT shall provide SBEV with copies of all material correspondence with patent offices in the Territory at least fifteen (15) days prior to any applicable deadline. (c) If RGT elects not to prosecute, maintain, or defend any Patent in any country within the Territory, RGT shall provide SBEV at least ninety (90) days’ prior written notice, and SBEV may assume prosecution, maintenance, or defense of such Patent at its own expense, in RGT’s name or SBEV’s name as appropriate. Any Patent so assumed shall remain subject to the license granted hereunder. (d) The Parties shall cooperate in developing a patent strategy that prioritizes registration in the United States first, followed by expansion to each Major Market and other commercially significant jurisdictions identified by SBEV.

6.4. Enforcement. Each Party shall promptly notify the other of any known or suspected infringement of the Intellectual Property in the Territory. SBEV shall have the first right, but not obligation, to enforce against infringement in the Field in the Territory at its expense, keeping RGT informed and obtaining RGT’s consent (not unreasonably withheld or delayed) before settling any claim that would affect RGT’s ownership of the Intellectual Property. If SBEV elects not to enforce within ninety (90) days of becoming aware of such infringement, RGT may enforce at its expense after consulting with SBEV. Recoveries from any enforcement action shall first reimburse the enforcing Party’s reasonable costs and expenses (including attorneys’ fees), and the remainder shall be allocated seventy percent (70%) to SBEV and thirty percent (30%) to RGT. RGT shall provide reasonable cooperation and assistance (including joining as a party where legally required) at the enforcing Party’s expense.

6.5. Third-Party Infringement Claims. Each Party shall promptly notify the other of any third-party claim that the Licensed Product infringes such party’s intellectual property. RGT shall defend such claims at its expense (as provided in Section 10.2), keeping SBEV informed and obtaining SBEV’s consent before settling any claim that imposes obligations on SBEV, affects SBEV’s rights under this Agreement, or includes any admission of liability or wrongdoing by SBEV.

6.5A. Costs of Third-Party Claims. If a third-party infringement claim results in a judgment, settlement, or licensing obligation requiring payment, RGT shall bear such costs to the extent the claim relates to the Intellectual Property as it existed on the Effective Date. To the extent a claim relates solely to an SBEV Improvement, SBEV shall bear such costs. Joint improvements shall be allocated equitably between the Parties based on relative contribution and benefit. In no event shall SBEV be obligated to cease commercialization of the Licensed Product or pay any damages or royalties to a third party as a result of infringement by RGT’s pre-existing Intellectual Property without RGT’s prior indemnification of such amounts.

6.6. Trademarks. SBEV shall market and sell the Licensed Product under the CannEpil® trademark, comply with RGT’s usage guidelines, maintain quality consistent with the Specifications and CannEpil® brand reputation, and not alter or use confusingly similar marks without RGT’s consent. All goodwill arising from SBEV’s use of the Trademarks shall inure to RGT’s benefit.

6.7. IP Schedules. All Patents, Trademarks, copyrights, and regulatory registrations included in the Intellectual Property as of the Effective Date are set forth in Schedules C, D, and E, respectively. RGT represents and warrants that such Schedules are complete and accurate in all material respects as of the Effective Date. RGT shall update such Schedules promptly (and in no event later than thirty (30) days) upon any new filing, issuance, registration, abandonment, or expiration and shall provide updated Schedules to SBEV no less than annually. Any Intellectual Property owned or controlled by RGT that is used in, or reasonably necessary for, the development, manufacture, commercialization, or exploitation of the Licensed Product in the Field in the Territory shall be deemed automatically included in the license granted under Section 2.1, regardless of whether such Intellectual Property is listed in Schedules C, D, or E. If RGT fails to update the Schedules within thirty (30) days of a triggering event, any Intellectual Property subject to such triggering event shall, for the avoidance of doubt, be deemed included in the license granted under Section 2.1 and SBEV shall have no liability arising from its use of such Intellectual Property prior to the date of the Schedule update.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1. Mutual Representations and Warranties. Each Party represents and warrants that: (a) it is duly organized and in good standing; (b) it has full authority to execute and perform this Agreement; (c) this Agreement is enforceable against it; (d) execution does not conflict with its organizational documents, applicable laws, or material agreements; and (e) it has not violated any anti-corruption laws in connection with this Agreement.

7.2. RGT Representations and Warranties. RGT further represents and warrants that: (a) RGT owns or has valid licenses to all Intellectual Property necessary to grant the license herein, free and clear of any liens, encumbrances, or rights of third parties that would materially interfere with SBEV’s exercise of the licensed rights; (b) to RGT’s knowledge after reasonable inquiry, the Licensed Product does not infringe third-party intellectual property rights; (c) there is no pending or, to RGT’s knowledge, threatened litigation relating to the Intellectual Property or Licensed Product that would materially affect SBEV’s rights; (d) to RGT’s knowledge after reasonable inquiry, issued Patents are valid and enforceable; (e) RGT has disclosed all material information in its possession or control relating to the Licensed Product’s safety, efficacy, regulatory status, and commercial potential; (f) the Pre-IND submission (No. 170471) filed with the FDA on February 7, 2024 remains on file; (g) RGT’s manufacturing facility is EU-GMP compliant and capable of manufacturing the Licensed Product in accordance with the Specifications; (h) all data in the Data Package is materially accurate and complete in all material respects; (i) neither RGT nor its personnel have been debarred under FDA regulations; and (j) the Licensed Product has not been subject to any regulatory action, recall, market withdrawal, or safety alert in any jurisdiction.

7.2A. Representations Regarding Third Parties. RGT further represents and warrants that: (a) except as disclosed in Schedule B, no third party (meaning any Person other than RGT, SBEV, or their respective Affiliates) has any right, title, or interest in or to any Intellectual Property that would materially impair or conflict with the license rights granted to SBEV hereunder; (b) there are no outstanding royalty, milestone, or other payment obligations to any third party that would affect SBEV’s rights or increase SBEV’s costs under this Agreement; and (c) the consummation of the transactions contemplated hereby will not result in any breach or default under any agreement to which RGT is a party that would adversely affect the rights granted to SBEV hereunder.

7.3. SBEV Representations and Warranties. SBEV further represents and warrants that: (a) SBEV is in compliance with all NYSE listing standards; (b) SBEV has timely filed all required SEC reports; (c) SBEV has authority to issue the securities contemplated herein; (d) as of the Effective Date, SBEV has sufficient financial resources to perform its initial obligations under this Agreement for the twelve (12) month period following the Effective Date; (e) there has been no material adverse change in SBEV’s business since its most recent Form 10-K; and (f) this Agreement does not conflict with any material SBEV contract or debt instrument.

7.4. DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. RGT DOES NOT WARRANT THAT THE LICENSED PRODUCT WILL RECEIVE REGULATORY APPROVAL, ACHIEVE ANY SAFETY OR EFFICACY LEVEL, OR BE COMMERCIALLY SUCCESSFUL.

ARTICLE 8 - CONFIDENTIALITY

8.1. Confidentiality Obligations. During the Term and for seven (7) years thereafter (or indefinitely for trade secrets), each Receiving Party shall hold the Disclosing Party’s Confidential Information in strict confidence, not disclose it to third parties without consent except as permitted herein, use it solely to exercise rights and perform obligations under this Agreement, and protect it with at least the same care used for its own confidential information.

8.2. Permitted Disclosures. The Receiving Party may disclose Confidential Information: (a) to Affiliates and Representatives with a need to know, bound by confidentiality obligations; (b) to potential sublicensees, investors, or acquirers subject to confidentiality agreements; (c) to Regulatory Authorities as necessary; and (d) as required by law, regulation, or stock exchange rules, after providing the Disclosing Party reasonable advance notice where legally permitted.

8.3. Exceptions. Confidentiality obligations do not apply to information that: (a) is or becomes public through no fault of the Receiving Party; (b) was known to the Receiving Party prior to disclosure; (c) is independently developed without use of Confidential Information; or (d) is received from a third party not in breach of confidentiality obligations.

8.4. Return of Information. Upon termination or request, each Receiving Party shall promptly return or destroy all Confidential Information and certify compliance, except that one copy may be retained in legal archives for compliance purposes.

8.5. Equitable Relief. Each Party acknowledges that unauthorized disclosure may cause irreparable harm, entitling the Disclosing Party to injunctive relief without posting bond.

8.6. Publicity. Neither Party shall issue press releases or public announcements regarding this Agreement without the other Party’s consent, except as required by law or stock exchange rules (with reasonable advance notice). The Parties shall cooperate on an initial joint press release.

ARTICLE 9 - TERM AND TERMINATION

9.1. Term. This Agreement commences on the Effective Date and continues for an initial term of twenty (20) years (the “Initial Term”), unless earlier terminated in accordance with this Article 9. Following the Initial Term, this Agreement shall automatically renew for successive five (5) year periods unless either Party provides written notice of non-renewal at least twelve (12) months prior to the expiration of the then-current term. SBEV may terminate this Agreement for convenience upon one hundred eighty (180) days’ prior written notice to RGT, subject to payment of all accrued Royalties and other amounts owed through the effective date of termination.

9.2. Termination for Material Breach. Either Party may terminate upon written notice if:

(a) the other Party commits a material breach and fails to cure within sixty (60) days after written notice specifying the breach in reasonable detail (or, if such breach cannot reasonably be cured within sixty days, fails to commence cure within such period and diligently pursue cure to completion within ninety (90) days); or

(b) the other Party fails to make any undisputed payment within fifteen (15) days after written notice that such payment is overdue.

9.3. Termination for Insolvency. Either Party may terminate immediately upon notice if the other Party: (a) becomes insolvent or admits inability to pay debts; (b) makes a general assignment for creditors; (c) files or has filed against it a bankruptcy petition (not dismissed within sixty (60) days); (d) has a receiver appointed; or (e) is dissolved.

9.4. Termination for Development Failure. RGT may terminate upon written notice if SBEV fails to achieve any development milestone in Section 5.1 (as extended pursuant to Section 5.1) and SBEV fails to provide a reasonable remediation plan within sixty (60) days of receiving written notice from RGT specifying the failure. If SBEV provides a remediation plan and uses Commercially Reasonable Efforts to implement such plan, RGT shall not terminate this Agreement solely on account of such milestone failure, provided that SBEV achieves the applicable milestone within one hundred eighty (180) days following delivery of the remediation plan.

9.5. Termination upon Change of Control. (a) If SBEV undergoes a Change of Control involving an acquirer deriving more than twenty-five percent (25%) of annual revenues from a Competing Product, RGT may terminate upon ninety (90) days’ notice, delivered within sixty (60) days after notice of such Change of Control. (b) If RGT undergoes a Change of Control involving an acquirer that directly or indirectly markets or distributes a Competing Product, SBEV may terminate upon ninety (90) days’ notice, delivered within sixty (60) days after notice of such Change of Control, and in the event of such termination by SBEV, the license granted hereunder shall convert to a fully paid-up, perpetual, irrevocable license for the remainder of the then-current Term.

9.6. Termination for Regulatory Failure. If SBEV fails to obtain Regulatory Approval in the United States within five (5) years following the Effective Date (subject to extension for any Force Majeure Event or delays attributable to RGT or FDA), RGT may terminate upon one hundred eighty (180) days’ notice.

9.7. Effects of Termination. Upon termination:

(a) all licenses to SBEV terminate and revert to RGT, and SBEV shall immediately cease all activities with the Licensed Product except during any Sell-Off Period;

(b) SBEV shall pay all accrued Royalties and other amounts within thirty (30) days with a final report;

(c) each Party shall return or destroy the other’s Confidential Information;

(d) at RGT’s request and expense, SBEV shall assign to RGT all Regulatory Approvals, INDs, NDAs, and related data; provided, however, that if this Agreement is terminated by SBEV pursuant to Section 9.2 (Termination for Material Breach by RGT) or Section 9.3 (Termination for RGT Insolvency), SBEV shall have no obligation to assign such Regulatory Approvals, INDs, NDAs, or related data, and SBEV shall retain a non-exclusive, royalty-free license to use such regulatory assets for a period of twenty-four (24) months following termination to transition to an alternative product;

(e) at RGT’s request and expense, SBEV shall provide RGT with a written list of all third-party contracts relating exclusively to the Licensed Product within thirty (30) days of termination, and RGT shall be responsible for obtaining the assignment of such contracts from the applicable third parties;

(f) SBEV may sell existing finished inventory for one hundred eighty (180) days following termination subject to Royalty payment, after which remaining inventory shall be destroyed or delivered to RGT; and

(g) all sublicenses shall automatically terminate, except that non-breaching sublicensees in good standing shall be entitled to a direct license from RGT on terms no less favorable than the terms of their sublicense, which RGT shall grant within thirty (30) days of request.

9.8. Survival. The following provisions shall survive expiration or termination of this Agreement for any reason: Article 1 (Definitions); Sections 4.2 through 4.6 (with respect to sales occurring prior to termination and during any Sell-Off Period, and with respect to SBEV’s record-keeping obligations under Section 4.5 for the period specified therein); Section 5.7 (solely with respect to adverse events, safety signals, and pharmacovigilance reporting obligations arising from activities occurring prior to the effective date of termination); Section 5.9 (solely as to supply obligations during the Sell-Off Period); Section 6.1 (Ownership); Sections 6.2(a), 6.2(b), 6.2(b-1), and 6.2(c) (Improvements and Invention Disclosure); Section 6.5A (Costs of Third-Party Claims, with respect to claims relating to pre-termination activities); Section 6.6 (Trademarks, until expiration of the Sell-Off Period); Section 6.7 (IP Schedules, with respect to RGT’s update and maintenance obligations through the effective date of termination); Article 7 (Representations and Warranties, including Section 7.2A, solely with respect to claims arising from acts or omissions prior to termination); Article 8 (Confidentiality); Sections 9.7 through 9.9; Article 10 (Indemnification); Article 11 (Limitation of Liability); and Article 12 (General Provisions).

9.9. Rights Cumulative. Termination does not prejudice accrued rights or claims for breach.

ARTICLE 10 - INDEMNIFICATION

10.1. Indemnification by SBEV. SBEV shall indemnify, defend, and hold harmless RGT and its Affiliates and their respective directors, officers, employees, agents, successors, and assigns from any damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from: (a) the commercialization, marketing, promotion, distribution, or sale of the Licensed Product by or on behalf of SBEV in the Territory (excluding claims arising from manufacturing defects or RGT’s breach); (b) any breach by SBEV of this Agreement; (c) any violation of Applicable Laws by SBEV in the performance of its commercialization obligations; (d) SBEV’s negligence, gross negligence, willful misconduct, or fraud; or (e) any claims arising from SBEV’s securities issuances; in each case, except to the extent arising from RGT’s negligence, willful misconduct, material breach of this Agreement, or manufacturing-related obligations.

10.2. Indemnification by RGT. RGT shall indemnify, defend, and hold harmless SBEV and its Affiliates and their respective directors, officers, employees, agents, successors, and assigns from any damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from: (a) any breach by RGT of this Agreement, including any breach of RGT’s representations and warranties; (b) RGT’s negligence, gross negligence, willful misconduct, or fraud; (c) third-party claims that the Licensed Product or the Intellectual Property infringes such third party’s intellectual property rights (except to the extent arising from SBEV’s unauthorized modification of the Licensed Product, unauthorized combinations with non-RGT products, or use outside the Field); (d) any product defect, contamination, or adulteration arising from the manufacturing process for the Licensed Product; (e) any failure by RGT to manufacture the Licensed Product in compliance with cGMP, EU-GMP, or applicable Specifications; (f) any regulatory non-compliance, warning letter, consent decree, or enforcement action attributable to RGT’s manufacturing operations; and (g) any personal injury or property damage claims arising from defects in the Licensed Product attributable to RGT’s manufacturing; in each case, except to the extent arising from SBEV’s negligence, willful misconduct, or material breach of this Agreement.

10.3. Indemnification Procedures. The Party seeking indemnification shall promptly notify the other Party in writing (provided that failure to provide timely notice shall not relieve the indemnifying Party of its obligations except to the extent actually and materially prejudiced by such delay), and the indemnifying Party may assume control of the defense. Settlement requires the indemnified Party’s consent if it imposes obligations on such Party or includes any admission of liability.

10.4. Insurance. Each Party shall maintain during the Term and for five (5) years thereafter: (a) commercial general liability insurance of at least $5,000,000 per occurrence and $10,000,000 aggregate; and (b) products liability insurance of at least $10,000,000 per occurrence and $20,000,000 aggregate (which products liability insurance may be obtained no later than ninety (90) days prior to the anticipated First Commercial Sale in any country), from insurers rated A- or better by A.M. Best. Each Party shall name the other Party as an additional insured on all liability policies. Each Party shall provide evidence of insurance within thirty (30) days of the Effective Date and upon request thereafter.

ARTICLE 11 - LIMITATION OF LIABILITY

11.1. Exclusion of Certain Damages. EXCEPT FOR INDEMNIFICATION OBLIGATIONS, BREACH OF CONFIDENTIALITY, BREACH OF THE NON-COMPETE, PAYMENT OBLIGATIONS, IP INFRINGEMENT OR MISAPPROPRIATION, OR A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUE.

11.2. Cap on Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS, BREACH OF CONFIDENTIALITY, BREACH OF THE NON-COMPETE, PAYMENT OBLIGATIONS, IP INFRINGEMENT OR MISAPPROPRIATION, OR A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY’S AGGREGATE LIABILITY SHALL EXCEED THE GREATER OF (I) FIVE MILLION U.S. DOLLARS ($5,000,000) AND (II) THE TOTAL ROYALTIES PAID OR PAYABLE DURING THE THIRTY-SIX (36) MONTHS PRECEDING THE CLAIM.

ARTICLE 12 - GENERAL PROVISIONS

12.1. Governing Law. This Agreement is governed by Delaware law, without regard to conflict of laws principles. The UN Convention on Contracts for the International Sale of Goods does not apply.

12.2. Dispute Resolution.

(a) Escalation. Any dispute shall first be referred to each Party’s Chief Executive Officer for attempted resolution through good-faith negotiation for thirty (30) days following written notice.

(b) Arbitration. Unresolved disputes shall be finally resolved by binding arbitration administered by the AAA under its Commercial Arbitration Rules. The seat shall be Wilmington, Delaware; three arbitrators with pharmaceutical licensing experience shall preside; the language shall be English; Delaware law shall apply; and the award shall be final, binding, and enforceable in any court. Each Party bears its own costs, with AAA fees shared equally, unless the arbitrators award fees to the prevailing Party.

(c) Provisional Remedies. Either Party may seek injunctive relief from Delaware state or federal courts to prevent irreparable harm or enforce confidentiality or IP provisions. Each Party submits to such jurisdiction and waives venue objections.

(d) Jury Waiver. EACH PARTY WAIVES ANY RIGHT TO JURY TRIAL.

12.3. Notices. All notices shall be in writing and deemed given when: (a) delivered by hand; (b) sent by email with confirmation and courier copy within one business day; or (c) one business day after deposit with overnight courier. Notices to RGT: Argent Biopharma Limited, ___________, Attn: CEO. Notices to SBEV: Splash Beverage Group, Inc., Attn: CEO. Either Party may change its address by written notice.

12.4. Assignment. Neither Party may assign this Agreement without the other’s prior written consent (not to be unreasonably withheld), except: (a) to an Affiliate (with the assignor remaining liable); and (b) either Party may assign this Agreement without the other Party’s consent in connection with a merger, acquisition, or sale of all or substantially all of its assets, provided that the assignee agrees in writing to be bound by all terms of this Agreement. In the case of an assignment by SBEV in connection with a Change of Control, Section 9.5 shall apply. Purported assignments in violation hereof are null and void and without effect.

12.5. Entire Agreement; Amendment. This Agreement (including Schedules A through E) constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether written or oral. No amendment is effective unless in writing and signed by both Parties.

12.6. Waiver; Severability. No waiver is effective unless in writing. If any provision is held invalid, the remaining provisions remain in effect and shall be enforced to the fullest extent permitted by law.

12.7. Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which is an original.

12.8. Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors, except that Mercer Street is an intended third-party beneficiary of Sections 3.1(a), 4.4, and this Section 12.8, and C/M Capital is an intended third-party beneficiary of Sections 3.1(b), 4.3, and this Section 12.8, each with independent enforcement rights. These beneficiary rights may not be amended without the affected beneficiary’s consent.

12.9. Force Majeure. Neither Party shall be liable for delays caused by events beyond its reasonable control, including natural disasters, war, government actions, labor disputes, or supply chain disruptions, provided that the affected Party gives prompt notice and uses commercially reasonable efforts to mitigate. If a Force Majeure Event continues for more than one hundred eighty (180) days, the unaffected Party may terminate upon thirty (30) days’ notice.

12.10. Further Assurances. Each Party shall execute such documents and take such actions as reasonably necessary to effectuate this Agreement.

12.11. Relationship. The Parties are independent contractors. Nothing creates a partnership, joint venture, agency, or employment relationship.

12.12. Construction. This Agreement was jointly drafted, and no provision shall be construed against any Party. “Include” means “include without limitation.”

12.13. Compliance with Laws. Each Party shall comply with all applicable laws, including export control laws, anti-corruption laws (including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and UK Bribery Act), and sanctions laws. Neither Party nor its personnel is designated on any U.S. sanctions list or located in a comprehensively sanctioned country.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

ARGENT BIOPHARMA LIMITED	SPLASH BEVERAGE GROUP, INC.

By:	By:
Name: Roby Zomer	Name: Brady Cobb
Title: Chairman	Title: Interim Chief Executive Officer

ACKNOWLEDGED AND AGREED solely with respect to Sections 3.1(a), 4.4, and 12.8:

MERCER STREET GLOBAL OPPORTUNITY FUND, LLC

By:
Name:	Jonathan Juchno
Title:	Manager

ACKNOWLEDGED AND AGREED solely with respect to Sections 3.1(b), 4.3, and 12.8:

C/M CAPITAL PARTNERS, LP

By:
Name:	Jonathan Juchno
Title:	Manager